Exhibit 10.07

PERFORMANCE SHARE AWARD AGREEMENT

    THIS PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”) is made as of the date set forth in Schedule A hereto (the “Grant Date”) by and between ACI Worldwide, Inc., a Delaware corporation (the “Corporation”) and the individual identified in Schedule A (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the ACI Worldwide, Inc. 2020 Equity and Incentive Compensation Plan (the “Plan”).

    WHEREAS, the Board has duly adopted, and the stockholders of the Corporation have approved, the Plan, which authorizes the Corporation to grant to eligible individuals performance shares, each such performance share being equal in value to one share of the Corporation’s common stock, par value of $0.005 per share (the “Common Shares”); and

    WHEREAS, the Board has determined that it is desirable and in the best interests of the Corporation and its stockholders to approve a long-term incentive program and, in connection therewith, to grant the Grantee a certain number of performance shares, in order to provide the Grantee with an incentive to advance the interests of the Corporation, all according to the terms and conditions set forth herein and in the Plan.

    NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto do hereby agree as follows:

a.Grant of Performance Shares.
(i)Subject to the terms of the Plan, the Corporation hereby grants to the Grantee the number of performance shares (the “Performance Shares”) set forth in Schedule A, payment of which depends on the Corporation’s performance as set forth in this Agreement and in the Statement of Performance Goals attached hereto and incorporated herein by this reference (the “Statement of Performance Goals”) approved by the Compensation Committee of the Board (the “Committee”); provided, however, that at the discretion of the Board, this Plan may be administered by the Board, including with respect to the administration of any responsibilities and duties held by the Committee hereunder. The Performance Shares are not intended to be a Qualified Performance-Based Award.
(ii)The Grantee’s right to receive all or any portion of the Performance Shares will be contingent upon the achievement of certain management objectives (the “Management Objectives”), as set forth in the Statement of Performance Goals. The achievement of the Management Objectives will be measured during the performance period set forth on the Statement of Performance Goals.
(iii)The Management Objectives for the Performance Period will be as set forth on the Statement of Performance Goals.
b.Earning of Performance Shares.
(i)Earning Calculation. If, upon the conclusion of the Performance Period, the applicable Management Objective equals or exceeds the threshold level set forth in the performance matrix contained in the Statement of Performance Goals (the “Performance Matrix”), a proportionate number of the Performance Shares shall become earned for the applicable Management Objective, as determined by mathematical interpolation and rounded down to the nearest whole share.
(ii)Modification. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Corporation, the manner in which it conducts business or other events or circumstances render the Management Objectives to be unsuitable, the Committee may modify such Management Objectives or the related levels of achievement, in whole or in part, as the Committee deems appropriate.
(iii)Conditions; Determination of Earned Award. Except as otherwise provided herein, the Grantee’s right to receive any Performance Shares is contingent upon his or her remaining in the continuous employ of the Corporation or a Subsidiary through the end of the Performance Period. For purposes of this Agreement, the continuous employ of the Grantee shall not be considered interrupted or terminated in the case of transfers between locations of the Corporation and its Subsidiaries. Following the Performance Period, the Committee shall certify that the Management Objectives have been satisfied and shall determine the number of Performance Shares that shall have become earned hereunder.
c.Retirement, Disability, Death or Termination without Cause. If the Grantee’s employment with the Corporation or a Subsidiary terminates following completion of the first full fiscal quarter of the Performance Period but before the payment of the Performance Shares as set forth in Section 6 below due to (a) the Grantee’s retirement approved by the Corporation, (b) Disability (as defined below), (c) death or (d) a termination by the Corporation without cause, the Corporation shall pay to the Grantee or his or her executor or administrator, as the case may be, at the time specified in Section 6, a number of Performance Shares equal to (i) the number of Performance Shares to which the Grantee would have been entitled under Section 2 above based on the performance of the Corporation for the full Performance Period, multiplied by (ii) a fraction, the numerator of which is the number of full fiscal quarters the Grantee was employed during the Performance Period and the denominator of which is the number of full fiscal quarters in the Performance Period. The remaining Performance Shares shall be forfeited. For purposes of this Agreement, “Disability” means the Grantee’s permanent and total disability as defined in Section 22(e)(3) of the Code.
d.Other Termination. If the Grantee’s employment with the Corporation or a Subsidiary terminates before the payment of the Performance Shares as provided in Section 6 hereof for any reason other than as set forth in Section 3 above, the Performance Shares will be forfeited.
e.Leaves of Absence. If the Grantee was on short-term disability, long-term disability or unpaid leave of absence approved by the Corporation for more than thirty (30) consecutive calendar days during any fiscal quarter during Performance Period, the number of Performance Shares earned by the Grantee will be reduced such that the Grantee will only be entitled to (i) the number of Performance Shares to which the Grantee would have been entitled under Section 2 above based on the performance of the Corporation during the Performance Period, multiplied by (ii) a fraction, the numerator of which is the number of fiscal quarters the Grantee was employed during the Performance Period (excluding any fiscal quarters during which the Grantee was on a leave of absence for more than thirty (30) consecutive calendar days) and the denominator of which is the number of full fiscal quarters in the Performance Period.
f.Payment of Performance Shares. Payment of any Performance Shares that become earned as set forth herein will be made in the form of Common Shares, in cash, or in a combination of the two, as determined in the sole discretion of the Committee. Payment will be made as soon as practicable after the end of the applicable Performance Period. Performance Shares will be forfeited if they are not earned at the end of the Performance Period and, except as otherwise provided in this Agreement, if the Grantee ceases to be employed by the Corporation or a Subsidiary at any time prior to such shares becoming earned.
g.Withholding of Taxes.
(i)The Grantee shall be liable for any and all federal, state, local or non-US taxes applicable to the Grantee, including, without limitation, withholding taxes, social security/national insurance contributions and employment taxes, arising out of this grant of Performance Shares, the issuance of Common Shares as payment for earned Performance Shares hereunder or the payment of cash for earned Performance Shares. In the event that the Corporation or the Grantee's employer (the “Employer”) is required to withhold taxes as a result of the grant of the Performance Shares, the issuance of Common Shares as payment for earned Performance Shares or the payment of cash for earned Performance Shares, the Grantee shall at the election of the Corporation, in its sole discretion, either (i) surrender a sufficient number of whole Common Shares, having a Market Value per Share on the date such Performance Shares become taxable equal to the amount of such taxes, or (ii) make a cash payment, as necessary to cover all applicable required withholding taxes and required social security/national insurance contributions on the date such Performance Shares become taxable, unless the Corporation, in its sole discretion, has established alternative procedures for such payment. If the number of shares required to cover all applicable withholding taxes and required social security/national insurance contributions includes a fractional share, then Grantee shall deliver cash in lieu of such fractional share. All matters with respect to the total amount to be withheld shall be determined by the Corporation in its sole discretion.
(ii)Regardless of any action the Corporation or the Grantee's Employer takes with respect to any or all income tax, social security/national insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him is and remains the Grantee's responsibility and that the Corporation and or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of Performance Shares, including the grant of Performance Shares, the issuance of Common Shares as payment for earned Performance Shares, the payment of cash for earned Performance Shares or the subsequent sale of any Common Shares issued hereunder and receipt of any dividends; and (ii) do not commit to structure the terms or any aspect of this grant of Performance Shares to reduce or eliminate the Grantee's liability for Tax-Related Items. The Grantee shall pay the Corporation or the Employer any amount of Tax-Related Items that the Corporation or the Employer may be required to withhold as a result of the Grantee's participation in the Plan or the Grantee's grant of Performance Shares, the Common Shares issued as payment for earned Performance Shares or the payment of cash for earned Performance Shares that cannot be satisfied by the means previously described above in Section 7(a). The Corporation may refuse to issue Common Shares as payment of earned Performance Shares related thereto if the Grantee fails to comply with the Grantee's obligations in connection with the Tax-Related Items.
h.Forfeiture and Right of Recoupment. Notwithstanding anything contained herein to the contrary, by accepting these Performance Shares, Grantee understands and agrees that if (a) the Corporation is required to restate its consolidated financial statements because of material noncompliance due to irregularities with the federal securities laws, which restatement is due, in whole or in part, to the misconduct of Grantee, or (b) it is determined that the Grantee has otherwise engaged in misconduct (whether or not such misconduct is discovered by the Corporation prior to the termination of Grantee’s employment), the Corporation may take such action with respect to the Performance Shares as the Corporation, in its sole discretion, deems necessary or appropriate and in the best interest of the Corporation and its stockholders. Such action may include, without limitation, causing the forfeiture of unearned Performance Shares, requiring the transfer of ownership back to the Corporation of Common Shares issued as payment for earned Performance Shares and still held by the Grantee, cash received by the Grantee as payment for earned Performance Shares and the recoupment of any proceeds from the sale of Common Shares issued as payment for Performance Shares earned pursuant to this Agreement. For purposes of this Section 8, “misconduct” shall mean a deliberate act or acts of dishonesty or misconduct which either (i) were intended to result in substantial personal enrichment to the Grantee at the expense of the Corporation or (ii) have a material adverse effect on the Corporation. Any determination hereunder, including with respect to Grantee’s misconduct, shall be made by the Board or its designee in its sole discretion. Notwithstanding any provisions herein to the contrary, Grantee expressly acknowledges and agrees that the rights of the Corporation set forth in this Section 8 shall continue after Grantee’s employment with the Corporation or its Subsidiary is terminated, whether termination is voluntary or involuntary, with or without cause, and shall be in addition to every other right or remedy at law or in equity that may otherwise be available to the Corporation.
i.Cash Dividends. Cash dividends on the Performance Shares covered by this Agreement shall be sequestered by the Corporation from and after the Grant Date until such time as any of such Performance Shares become earned in accordance with this Agreement, whereupon such dividends shall be converted into a number of Common Shares (based on the Market Value per Share on the date such Performance Shares become earned) to the extent such dividends are attributable to Performance Shares that have become earned. To the extent that Performance Shares covered by this Agreement are forfeited, all of the dividends sequestered with respect to such Performance Shares shall also be forfeited. No interest shall be payable with respect to any such dividends.
j.Non-Assignability. The Performance Shares and the Common Shares subject to this grant of Performance Shares are personal to the Grantee and may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee until they become earned as provided in this Agreement; provided, however, that the Grantee’s rights with respect to such Performance Shares and Common Shares may be transferred by will or pursuant to the laws of descent and distribution or pursuant to a domestic relations order (within the meaning of Rule 16a-12 under the Securities Exchange Act of 1934, as amended). Any purported transfer or encumbrance in violation of the provisions of this Section 10, shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Performance Shares or Common Shares.
k.Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Corporation without the consent of the Grantee).
l.Consent To Transfer Personal Data. By accepting these Performance Shares, Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 12. Grantee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Grantee’s ability to participate in the Plan. The Corporation and its Subsidiaries hold certain personal information about Grantee, that may include Grantee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock held in the Corporation, or details of any entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of implementing, managing and administering the Plan (“Data”). The Corporation and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan, and the Corporation and/or any of its Subsidiaries may each further transfer Data to any third parties assisting the Corporation in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Grantee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Grantee’s behalf by a broker or other third party with whom Grantee or the Corporation may elect to deposit any shares of stock acquired pursuant to the Plan. Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Corporation; however, withdrawing consent may affect Grantee’s ability to participate in the Plan.
m.Electronic Delivery and Acceptance. The Corporation may, in its sole discretion, decide to deliver any documents or notices related to current or future participation in the Plan by electronic means. By accepting the Performance Shares, electronically or otherwise, Grantee hereby consents to receive such documents or notices by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation, including the use of electronic signatures or click-through acceptance of terms and conditions or other electronic means such as an e-mail acknowledgement.
n.Miscellaneous.
(i)The Performance Shares granted pursuant to this Agreement are granted subject to the terms and conditions set forth in the Plan, a copy of which has been delivered to the Grantee. All terms and conditions of the Plan, as may be amended from time to time, are hereby incorporated into this Agreement by reference and shall be deemed to be a part of this Agreement, without regard to whether such terms and conditions (including, for example, provisions relating to certain changes in capitalization of the Corporation) are otherwise set forth in this Agreement. In the event that there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.
(ii)All decisions and interpretations made by the Board or its designee with regard to any question arising under the Plan or this Agreement shall be binding and conclusive on the Grantee, the Grantee’s estate, executor, administrator, beneficiaries, personal representative and guardian and the Corporation and its successors and assigns.
(iii)The grant of the Performance Shares is discretionary and no provision in this Agreement shall be considered to be an employment contract or a part of the Grantee’s terms and conditions of employment, nor shall any provision be construed to confer upon the Grantee the right to be employed or be retained in the employ by the Corporation or any Subsidiary, or to interfere in any way with the right and authority of the Corporation or any Subsidiary either to increase or decrease the compensation of the Grantee at any time, or to terminate any employment or other relationship between the Grantee and the Corporation or any Subsidiary.
(iv)This Agreement, and the terms and conditions of the Plan, shall bind, and inure to the benefit of the Grantee, the Grantee’s estate, executor, administrator, beneficiaries, personal representative and guardian and the Corporation and its successors and assigns.
(v)This Agreement shall be governed by the laws of the State of Delaware (but not including the choice of law rules thereof).

(vi)Any action relating to or arising out of this Agreement shall be brought only in a court of competent jurisdiction located in Delaware or Florida and the parties expressly consent to such venue. The parties consent to the personal jurisdiction of the courts located in Delaware or Florida over them.
(vii)Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. The terms and conditions of this Agreement may not be modified, amended or waived, except by an instrument in writing signed by a duly authorized executive officer at the Corporation. Notwithstanding the foregoing, no amendment shall adversely affect the Grantee’s rights under this Agreement without the Grantee’s consent; provided, however, that the Corporation unilaterally may waive any provision hereof in writing to the extent that such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.
(viii)Any notice hereunder by the Grantee to the Corporation shall be in writing and shall be deemed duly given (i) if mailed or delivered to the Corporation at its principal office, addressed to the attention of Stock Plan Administration, (ii) if electronically delivered to the e-mail address, if any, for Stock Plan Administration or (iii) if so mailed, delivered or electronically delivered to such other address or e-mail address as the Corporation may hereafter designate by notice to the Grantee. Any notice hereunder by the Corporation to the Grantee shall be in writing and shall be deemed duly given (i) if mailed or delivered to the Grantee at Grantee’s address listed in the Corporation’s records, (ii) if electronically delivered to the e-mail address, if any, for Grantee listed in the Corporation’s records or (iii) if so mailed, delivered or electronically delivered to such other address or e-mail address as the Grantee may hereafter designate by written notice given to the Corporation.
(ix)If one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
(x) This Agreement, the Plan, any applicable severance plan or policy, and any Change-in-Control Employment Agreement between the Corporation and the Grantee together constitute the entire agreement and supersedes all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.
(xi)In the event that it is determined that the Grantee was not eligible to receive this award of Performance Shares, the award of Performance Shares and this Agreement shall be null and void and of no further effect.
(xii)This Agreement will be deemed to be signed by the Corporation and Grantee upon Grantee’s acceptance of the Notice of Grant of Award attached as Schedule A.

Schedule A
(Attached)